Exhibit 99.1

Burlington Stores, Inc. Announces Third Quarter and First Nine Months Fiscal 2015 Results

•	For the Fiscal 2015 Third Quarter vs. the Fiscal 2014 Third Quarter:
o	Comparable store sales increased 2.8% and net sales rose 6.4%
o	Adjusted Net Income per Share grew 56% to $0.25 vs. $0.16
o	Adjusted EBITDA improved 14%, or $10.0 million, to $82.5 million
o	Comparable stores - inventory decreased 7% and turnover improved 10%
•	Board approves a new $200 million share repurchase program

BURLINGTON, New Jersey; November 24, 2015 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the third quarter and nine months ended October 31, 2015.

Tom Kingsbury, President and Chief Executive Officer stated, “We are pleased with our third quarter results, which included a 2.8% increase in comparable store sales on top of a 5.2% increase in last year’s third quarter.  Adjusted Net Income per Share surpassed our expectations due to sales growth, expansion in gross margin, leverage in SG&A and share repurchase activity.  I would like to thank our store and corporate teams for contributing to these results.”

Mr. Kingsbury continued: “We continue to have significant open to buy and believe we are well prepared to take full advantage of the abundance of merchandise available in the marketplace.”

Fiscal 2015 Third Quarter Operating Results (for the 13 week period ended October 31, 2015 compared with the 13 week period ended November 1, 2014):

o	Comparable store sales increased 2.8%, which follows a comparable store sales increase of 5.2% in the Fiscal 2014 third quarter.
o

Net sales increased 6.4%, or $73.6 million, to $1,230.9 million.  This increase includes the 2.8% increase in comparable store sales, as well as an increase of $44.3 million from new and non-comparable stores.

o

Gross margin expanded by 10 basis points to 39.8% during the third quarter of Fiscal 2015.  During the quarter product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were flat to last year as a percentage of net sales.

o

SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 28.9%, which represented an approximate 40 basis points of improvement compared with the third quarter of Fiscal 2014.  This improvement was primarily driven by a reduction in incentive compensation partially offset by an increase in stock based compensation. Expense leverage was also achieved in advertising and store occupancy.

o

Adjusted EBITDA improved 13.8%, or $10.0 million, to $82.5 million. Sales growth, SG&A leverage and gross margin expansion contributed to a 40 basis point expansion in Adjusted EBITDA as a percentage of net sales.

o	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $1.1 million to $37.2 million.
o	Interest Expense improved $1.8 million to $14.8 million from last year, driven by interest savings realized as a result of the 2014 term loan refinancing.
o

Adjusted tax expense was $11.5 million compared to $7.9 million last year.  The adjusted effective tax rate was 37.7% vs. 39.9% last year.  The decrease in the effective tax rate was primarily the result of state credits available to the Company for its new corporate headquarters and the benefit of federal hiring credits from prior years realized during Fiscal 2015.

o

Adjusted Net Income increased 59.9% to $19.0 million, or $0.25 per share vs. $0.16 per share last year.  Fully diluted shares outstanding were 75.4 million at the end of the quarter compared with 76.0 million outstanding last year.

Fiscal 2015 First Nine Months Operating Results (for the 39 week period ended October 31, 2015 compared with the 39 week period ended November 1, 2014):

o	Comparable store sales increased 3.0% following a 4.2% increase in the first nine months of Fiscal 2014.
o

Net sales increased 6.9%, or $229.0 million, to $3,558.2 million.  This increase includes the 3.0% increase in comparable store sales, as well as an increase of $140.2 million from new and non-comparable stores.

o

Gross margin expanded by 90 basis points to 39.6% from 38.7%.  This improvement was due to a reduction in markdown rate, which more than offset an approximate 40 basis point increase in product sourcing costs that are included in SG&A.

o

SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 28.2% vs. 28.4% last year.  The 20 basis point improvement was driven by a reduction of incentive compensation, offset by an increase in stock based compensation.  Expense leverage was also achieved in advertising and store occupancy.

o

Adjusted EBITDA improved 16.3%, or $36.4 million, to $259.4 million. The 60 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth coupled with expense leverage and gross margin expansion.

o	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $4.3 million to $109.0 million.
o	Interest Expense improved $24.5 million to $44.2 million from last year, driven by interest savings realized as a result of the 2014 term loan refinancing.
o

Adjusted tax expense was $40.9 million compared with $19.9 million last year.  The adjusted effective tax rate was 38.5% vs. 40.1% last year.  The decrease in the effective tax rate was primarily driven by state credits available to the Company for its new corporate headquarters and the benefit of federal hiring credits from prior years realized during Fiscal 2015.

o

Adjusted Net Income was $65.3 million versus $29.6 million last year, or $0.86 per diluted share vs. $0.39 last year.  Fully diluted shares outstanding were 76.1 million vs. 75.7 million shares last year.

Inventory:

o

Merchandise Inventories were $934.0 million vs. $899.9 million at the end of the third quarter last year. This includes an increase in pack and hold inventory of approximately $11 million vs. last year. Pack and hold inventory represented 14% of inventory at quarter end versus 12% last year. Comparable store inventory decreased 7% compared with the third quarter last year.

Share Repurchase Activity

o

During the third quarter, the Company invested $97.6 million of cash to repurchase 1,892,414 shares of its common stock ending the period with $77.0 million remaining on its share repurchase authorization.

o

On November 24, 2015, the Company announced that its Board of Directors had authorized the repurchase of up to an additional $200.0 million of common stock. This brings total availability under the Company’s share repurchase programs to $277.0 million. Share repurchases will be funded using the Company’s available cash, and the newly-announced program is authorized to be executed over the next 24 months.

Commenting on the share repurchase announcement, Tom Kingsbury, Chairman, President and Chief Executive Officer stated: “The decision by our Board of Directors to authorize a new $200 million share repurchase program reflects their confidence in our business and strategy, as well as our strong cash flow generation that enables us to invest in our growth, reduce debt and repurchase our common stock for the benefit of our shareholders.”

Fiscal 2015 Q4 and Revised Full Year 2015 Outlook

For the fourth quarter of Fiscal 2015 (the 13 weeks ending January 30, 2016), the Company expects:

o	Net sales to increase in the range of 3.7% to 4.7%;
o	Comparable store sales to increase in the range of flat to 1.0%;
o

Adjusted Net Income per Share in the range of $1.44 to $1.48, utilizing a fully diluted share count of approximately 74.4 million shares. This compares with an Adjusted Net Income per Share of $1.43 in the fourth quarter of Fiscal 2014, which benefited from a $3.2 million one-time legal settlement, or $0.03 per share; and

o	To open one new store resulting in a total store count of 567 at the end of the fourth quarter.

For the full Fiscal Year 2015 (the 52-weeks ending January 30, 2016), the Company currently expects:

o	Net sales to increase in the range of 5.8% to 6.3%;
o	Comparable store sales to increase between 2.0% to 2.5%;
o	Adjusted EBITDA margin expansion of 20 to 30 basis points;
o	Interest expense of approximately $59 million;
o	Tax rate to approximate 37.8%;
o

Adjusted Net Income per Share in the range of $2.28 to $2.32, utilizing a fully diluted share count of approximately 75.7 million shares.  This compares with an Adjusted Net Income per Share of $1.83 in Fiscal 2014;

o	To open 25 net new stores.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Tax Expense, Adjusted Net Income, and Adjusted Net Income per Share.  The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Third Quarter 2015 Conference Call

The Company will hold a conference call on Tuesday, November 24, 2015 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter Fiscal 2015 results.  The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.  For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, November 24, 2015 until 11:59 pm ET on December 1, 2015.  The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517.  The replay passcode is 13624496. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts.  In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company's website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Melissa Calandruccio

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands, except share and per share data)

	October 31,	January 31,	November 1,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$28,847	$25,349	$29,437
Restricted cash and cash equivalents	27,800	27,800	32,100
Accounts receivable—net of allowance for doubtful accounts	49,018	49,716	53,484
Merchandise inventories	934,011	788,708	899,880
Deferred tax assets	36,934	37,229	18,216
Prepaid and other current assets	68,721	58,681	123,382
Total current assets	1,145,331	987,483	1,156,499
Property and equipment—net of accumulated depreciation and amortization	1,018,188	970,419	964,217
Tradenames	238,000	238,000	238,000
Favorable leases—net of accumulated amortization	248,210	266,397	272,807
Goodwill	47,064	47,064	47,064
Other assets	108,524	115,206	118,314
Total assets	$2,805,317	$2,624,569	$2,796,901
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$704,187	$621,682	$766,510
Other current liabilities	327,156	310,268	299,122
Current maturities of long term debt	1,376	1,167	13,275
Total current liabilities	1,032,719	933,117	1,078,907
Long term debt	1,412,431	1,249,276	1,410,838
Other liabilities	272,774	273,767	257,832
Deferred tax liabilities	209,330	234,360	217,189
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value: authorized: 50,000,000 shares; no shares issued and outstanding at October 31, 2015, January 31, 2015 and November 1, 2014	—	—	—
Common stock, $0.0001 par value: authorized: 500,000,000 shares at October 31, 2015, January 31, 2015 and November 1, 2014;
Issued: 76,597,066 shares at October 31, 2015, 75,925,507 shares at January 31, 2015 and 75,241,724 shares at November 1, 2014
Outstanding: 73,560,207 shares at October 31, 2015, 75,254,682 shares at January 31, 2015 and 74,590,114 shares at November 1, 2014	7	7	7
Additional paid-in-capital	1,391,034	1,370,498	1,361,603
Accumulated deficit	(1,374,745)	(1,426,454)	(1,521,319)
Accumulated other comprehensive loss	(5,844)	(1,744)	(745)
Treasury stock, at cost	(132,389)	(8,258)	(7,411)
Total stockholders' deficit	(121,937)	(65,951)	(167,865)
Total Liabilities and Stockholders' Deficit	$2,805,317	$2,624,569	$2,796,901

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
REVENUES:
Net sales	$1,230,886	$1,157,292	$3,558,162	$3,329,142
Other revenue	7,783	8,816	22,998	23,950
Total revenue	1,238,669	1,166,108	3,581,160	3,353,092
COSTS AND EXPENSES:
Cost of sales	741,584	698,590	2,150,430	2,042,079
Selling, general and administrative expenses	416,205	396,713	1,175,491	1,093,760
Costs related to debt amendments, secondary offerings and other	—	589	247	1,930
Stock option modification expense	324	628	1,120	2,419
Depreciation and amortization	43,186	42,584	127,087	124,341
Impairment charges-long-lived assets	—	6	1,903	853
Other income—net	(1,680)	(1,705)	(4,142)	(5,569)
Loss on extinguishment of debt	—	70,302	649	73,983
Interest expense (inclusive of gain (loss) on interest rate cap agreements)	14,792	16,624	44,192	68,722
Total cost and expenses	1,214,411	1,224,331	3,496,977	3,402,518
Income (loss) before income tax expense (benefit)	24,258	(58,223)	84,183	(49,426)
Income tax expense (benefit)	9,142	(24,009)	32,474	(20,516)
Net income (loss)	$15,116	$(34,214)	$51,709	$(28,910)

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 31,	November 1,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$51,709	$(28,910)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	127,087	124,341
Impairment charges—long-lived assets	1,903	853
Amortization of deferred financing costs	2,156	5,303
Accretion of long-term debt instruments	609	1,358
Deferred income tax (benefit)	(22,001)	(29,764)
Non-cash loss on extinguishment of debt—write-off of deferred financing costs and original issue discount	649	27,687
Non-cash stock compensation expense	8,237	4,616
Non-cash rent expense	(17,354)	(13,819)
Deferred rent incentives	18,481	21,673
Excess tax benefit from stock based compensation	(10,211)	(9,144)
Changes in assets and liabilities:
Accounts receivable	(7,430)	(19,967)
Merchandise inventories	(145,303)	(179,828)
Prepaid and other current assets	(13,008)	(40,372)
Accounts payable	82,505	223,523
Other current liabilities	21,094	(979)
Other long term assets and long term liabilities	3,251	1,282
Other	1,325	651
Net cash provided by operating activities	103,699	88,504
INVESTING ACTIVITIES
Cash paid for property and equipment	(153,720)	(164,525)
Proceeds from sale of property and equipment and assets held for sale	4,213	161
Net cash used in investing activities	(149,507)	(164,364)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,173,200	728,300
Principal payments on long term debt—ABL Line of Credit	(960,300)	(523,100)
Proceeds from long term debt—Term B-3 Loans	—	1,194,000
Principal payments on long term debt—Term B-3 Loans	(50,000)	(3,000)
Principal payments on long term debt—Term B-2 Loans	—	(834,507)
Principal payments on long term debt—Holdco Notes	—	(128,223)
Principal payments on long term debt—Senior Notes	—	(450,000)
Cash payments for interest rate cap contracts	—	(4,478)
Proceeds from sale of interest rate cap contracts	1,169	—
Repayment of capital lease obligations	(779)	(737)
Purchase of treasury shares	(124,131)	(3,086)
Proceeds from stock option exercises	1,926	1,585
Excess tax benefit from stock based compensation	10,211	9,144
Deferred financing costs	(2,399)	(13,585)
Other	409	—
Net cash provided by (used in) financing activities	49,306	(27,687)
Increase (decrease) in cash and cash equivalents	3,498	(103,547)
Cash and cash equivalents at beginning of period	25,349	132,984
Cash and cash equivalents at end of period	$28,847	$29,437
Supplemental disclosure of cash flow information:
Interest paid	$43,499	$83,849
Income tax payments - net	$54,264	$72,670
Non-cash investing activities:
Accrued purchases of property and equipment	$27,256	$26,865
Acquisition of capital lease	$—	$5,621

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, costs related to debt amendments, secondary offerings and other, depreciation, amortization and impairment, stock option modification expense, advisory fees and other unusual, non-recurring or extraordinary expenses, losses or charges) and Adjusted Tax Expense (income tax expense (benefit) less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (g) in the table below)), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offerings and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees, (vi) stock option modification expense and (vii) other unusual, non-recurring or extraordinary expenses, losses or charges, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income for the three and nine months ended October 31, 2015 compared with the three and nine months ended November 1, 2014:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Reconciliation of net income (loss) to Adjusted Net Income:
Net income (loss)	$15,116	$(34,214)	$51,709	$(28,910)
Net favorable lease amortization (a)	5,992	6,493	18,040	19,599
Costs related to debt amendments, secondary offerings and other (b)	—	589	247	1,930
Stock option modification expense (c)	324	628	1,120	2,419
Loss on extinguishment of debt (d)	—	70,302	649	73,983
Impairment charges (e)	—	6	1,903	853
Advisory fees (f)	16	28	88	154
Tax effect (g)	(2,400)	(31,921)	(8,466)	(40,382)
Adjusted Net Income	$19,048	$11,911	$65,290	$29,646
Fully diluted weighted average shares outstanding (h)	75,394	76,012	76,135	75,727
Adjusted Net Income per Share	$0.25	$0.16	$0.86	$0.39
(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat

Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Operations.
(b)	Costs are primarily related to our secondary offerings of common stock during Fiscal 2015 and Fiscal 2014.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)

For Fiscal 2015, amounts relate to the May 2015 prepayment on our Term Loan Facility. For Fiscal 2014, amounts relate to our August 2014 debt refinancing, our April 2014 partial redemption of our $350.0 million aggregate principal amount of Senior Notes (Holdco Notes) and excess cash flow payment of our Term Loan Facility.

(e)	Represents impairment charges on long lived assets.
(f)

Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital. Amounts are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Operations.

(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (f).
(h)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended October 31, 2015 compared with the three and nine months ended November 1, 2014:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$15,116	$(34,214)	$51,709	$(28,910)
Interest expense	14,792	16,624	44,192	68,722
Interest income	(31)	(8)	(92)	(31)
Loss on extinguishment of debt (d)	—	70,302	649	73,983
Costs related to debt amendments, secondary offerings and other (b)	—	589	247	1,930
Stock option modification expense (c)	324	628	1,120	2,419
Advisory fees (f)	16	28	88	154
Depreciation and amortization	43,186	42,584	127,087	124,341
Impairment charges (e)	—	6	1,903	853
Tax expense (benefit)	9,142	(24,009)	32,474	(20,516)
Adjusted EBITDA	$82,545	$72,530	$259,377	$222,945

The following table shows the Company’s reconciliation of income tax expense (benefit) to Adjusted Tax Expense for the three and nine months ended October 31, 2015 compared with the three and nine months ended November 1, 2014:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Reconciliation of income tax expense (benefit) to Adjusted Tax Expense
Income tax expense (benefit)	$9,142	$(24,009)	$32,474	$(20,516)
Less tax effect of adjustments to net income (loss)	(2,400)	(31,921)	(8,466)	(40,382)
Adjusted Tax Expense	$11,542	$7,912	$40,940	$19,866